Exhibit 4

                         2005 LONG-TERM INCENTIVE PLAN

1.  PURPOSES.

     The purposes of the Plan are to provide long-term incentives to those persons with responsibility for the success and growth of Johnson & Johnson, a New Jersey corporation (the "Corporation") and its subsidiaries and affiliated entities, to associate more closely the interests of such persons with those of the Corporation's shareholders, to assist the Corporation and its subsidiaries and affiliated entities in recruiting, retaining, and motivating a diverse and talented group of employees on a competitive basis, and to ensure a pay for performance linkage for such persons. If approved by the Corporation's shareholders, the Plan shall succeed the Johnson & Johnson 2000 Stock Option Plan (the "2000 Option Plan") and the Johnson & Johnson 2000 Stock Compensation Plan (the "2000 Stock Plan").

2.  DEFINITIONS.

     For purposes of the Plan:

     "Award" means a grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Stock Awards, Performance Shares, or any or all of them.

     "Board" means the Board of Directors of the Corporation.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Compensation & Benefits Committee of the Board (or any successor committee). The Committee shall be appointed by the Board and shall consist of at least three independent, outside members of the Board. The members of the Committee, in the judgment of the Board, shall constitute (a) non-employee directors as defined in Rule 16b-3 of the Securities and Exchange Act of 1934 and any rules and regulations of the principal stock exchange on which Common Stock is listed or quoted and (b) outside directors as defined in the regulations under Section 162(m) of the Code.

     "Common Stock" means the common stock, par value $1.00 per share, of the Corporation.

     "Dividend Equivalent" means, on any dividend record date, an amount equal in value to the dividend on one share of Common Stock as declared by the Board with respect to such record date.

     "Eligible Participants" means (i) directors who are employees of the Corporation or its domestic subsidiaries, employees of the Corporation and its domestic subsidiaries (including executive officers and officers of the Corporation), employees of international subsidiaries and joint venture operations of the Corporation and its subsidiaries, and employees of joint venture partners who are assigned to any such joint ventures and (ii) any Non-Employee Director who is eligible to receive a Stock Award and/or Restricted Shares in accordance with Section 8 hereof.

     "Employee Director" means, on any date, a member of the Board who is also an employee of the Corporation or any of its subsidiaries or affiliates on such date.

     "Fair Market Value" on any date means the average of the high and low sales prices, on such date, of shares of Common Stock on the principal securities exchange on which such shares are traded or, if there are no such sales on such date, then the average of the high and low sales prices of such shares on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of valuation.

     "Fiscal Year" means the fiscal year of the Corporation.

     "Full Value Award" means any Award that is not an Option or a Stock Appreciation Right.

     "ISO" or "Incentive Stock Option" means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an ISO.

     "Named Executive Officer" means, for any Fiscal Year, the Corporation's Chief Executive Officer and the Corporation's next four highest paid executive officers, as reported in the Corporation's proxy statement pursuant to Regulation S-K, Item 402(a)(3) for such Fiscal Year.

     "Non-Employee Director" means, on any date, a member of the Board who is not an employee of the Corporation or any of its subsidiaries or affiliates on such date.

     "NQSO" or "Non-Qualified Stock Option" means an Option that does not satisfy the requirements of Section 422 of the Code or that is not designated as an ISO by the Committee.

     "Option" means the right, granted pursuant to the Plan, to purchase shares of Common Stock at a specified price per share for a specified period of time.

     "Option Exercise Price" means the purchase price per share of Common Stock covered by an Option.

     "Participant" means an individual who has received an Award under the Plan.

     "Performance-Based Exception" means the performance-based exception (set forth in Section 162(m)(4)(C) of the Code) from the deductibility limitation imposed by Section 162(m) of the Code.

     "Performance Goals" means the goals established by the Committee in accordance with Section 7(e) hereof.

     "Performance Measures" means the criteria set forth in Section 7(e) hereof that may be used by the Committee as the basis for a Performance Goal.

     "Performance Period" means the period established by the Committee for which the achievement of Performance Goals is assessed in order to determine whether and to what extent a Performance Share has been earned.

     "Performance Shares" means an Award, described in Section 7(e) hereof, of shares of Common Stock based on the achievement of Performance Goals during a Performance Period.

     "Plan" means the Johnson & Johnson 2005 Long-Term Incentive Plan, as set forth herein and as amended from time to time.

     "Restricted Shares" means an Award of shares of Common Stock, described in
Section 7(c) or 8(c) hereof, which may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed or as otherwise determined by the Committee.

     "Restricted Share Units" means an Award, described in Section 7(c) hereof, of an amount, payable in cash, shares of Common Stock, or a combination thereof, as determined by the Committee, based on the value of a specified number of shares of Common Stock.

     "Restriction Period" means, with respect to Restricted Shares or Restricted Share Units, the period during which any restrictions on transferability established by the Committee remain in effect. Such restrictions shall remain in effect until such time as they have lapsed in accordance with the terms and conditions of the Restricted Shares or Restricted Share Units or as otherwise determined by the Committee.

     "Stock Appreciation Rights" or "SARs" means an Award, described in Section 7(b) hereof, of the right to receive a payment equal to the excess (if any) of
(a) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are exercised over (b) the exercise price per share of Common Stock established for those Stock Appreciation Rights at the time of grant (the "exercise price"), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised.

     "Stock Award" means an Award, described in Section 7(d) or 8(b) hereof, of shares of Common Stock, which shall be subject to such terms, conditions, and restrictions (if any) as the Committee shall determine.

3.  ADMINISTRATION OF THE PLAN.

     (a) Authority of Committee. The Plan shall be administered by the Committee, which shall have all of the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described in the Plan, including Section 8 hereof):

     - to select the persons to be granted Awards under the Plan;

     - to determine the type, size, and terms of Awards to be made to each Participant, including Participants who are Non-Employee Directors in accordance with Section 8 hereof;

     - to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

     - to establish objectives and conditions for Awards;

     - to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms and conditions of such agreement (which shall not be inconsistent with the Plan) and who must be the parties to such agreement;

     - to determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period;

     - to determine if, when, and under what conditions payment of all or any part of an Award shall be deferred; and

     - to determine the guidelines and/or procedures for the payment or exercise of Awards.

     (b) Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not inconsistent with the Plan and which, in the Committee's opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Corporation, its shareholders, and all Eligible Participants.

     (c) Delegation of Authority. To the extent not prohibited by law, the Committee may delegate its authority hereunder to one or more of its members or other persons, except that no such delegation shall be permitted with respect to Awards to Eligible Participants who are subject to Section 16 of the Securities Exchange Act of 1934. Any person to whom the Committee delegates its authority pursuant to this Section 3(c) may receive Awards only if such Awards are granted directly by the Committee without delegation.

     (d) Execution of Documents and Provision of Assistance. The Committee may designate employees of the Corporation to execute documents on behalf of the Committee or otherwise to assist the Committee in the administration and operation of the Plan.

     (e) Uniformity Not Required. Except as provided in Section 8 hereof, the terms and conditions that apply to Awards need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

4.  ELIGIBILITY.

     (a) General.  Subject to the terms and conditions of the Plan, including
Section 8 hereof, the Committee may, from time to time, select from all Eligible Participants those to whom Awards shall be granted under Section 7 hereof and shall determine the nature and amount of each Award.

     (b) International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of law in other countries in which the Corporation or any of its subsidiaries or affiliates operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Participants employed by the Corporation or any of its subsidiaries or affiliates outside the United States should participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Participants, and (iii) establish subplans, modified Option exercise procedures, and other Award terms, conditions, and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws and regulations of countries outside the United States in order to assure the lawfulness, validity and effectiveness of Awards granted under the Plan.

5.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

     (a) Authorized Number of Shares. Unless otherwise authorized by the Corporation's shareholders and subject to the terms and conditions of this
Section 5 and Section 10 hereof, the maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be 260 million shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 160 million shares of Common Stock may be issued pursuant to ISOs.

     (b) Share Counting. The following rules shall apply in determining the number of shares of Common Stock remaining available for issuance under the
Plan:

          (i) In connection with the grant of an Option or other Award, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the number of shares of Common Stock in respect of which such Option or other Award is granted or denominated.

          (ii) Notwithstanding the provisions of Section 5(b)(i) above, if at the time of grant of any Full Value Award, there have previously been granted under the Plan Full Value Awards with respect to more than 60 million shares of Common Stock (excluding any previously granted Full Value Award (or portion thereof) that has expired, been canceled, been forfeited or otherwise terminated without payment having been made in respect of such Full Value Award or portion thereof) (the "net threshold"), then and for so long as the net threshold continues to be exceeded, each subsequent Full Value Award shall reduce the total number of shares of Common Stock available for issuance under the Plan by four shares of Common Stock for each share of Common Stock in respect of which such subsequent Full Value Award is granted.

          (iii) When an outstanding Option or other Award (or portion thereof) expires, is canceled, is forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or other Award, the shares of Common Stock allocable to the expired, canceled, or otherwise terminated Option (or portion thereof) or other Award (or portion thereof) may again be available for issuance in respect of Options or other Awards granted under the Plan. However, to the extent any such expired, canceled, forfeited or otherwise terminated Award (or portion thereof) was a Full Value Award and, at the time of such expiration, cancellation, forfeiture, or other termination, the net threshold is exceeded, the number of shares of Common Stock that may again be available for issuance in respect of Options or other Awards granted under the Plan pursuant to this Section 5 shall increase by four shares of Common Stock for every share of Common Stock allocable to the expired, canceled, forfeited or otherwise terminated Full Value Award, it being understood that if any subsequent Award is made under the Plan while the net threshold is still exceeded, if such grant were an Option or SAR, the number of shares of Common Stock allocable to such Option or SAR shall be one share per each such Option or SAR, and if such Award is a Full Value Award, the number of shares of Common Stock allocable to such Full Value Award shall be four shares of Common Stock for each such Full Value Award. Any such restored shares of Common Stock shall be available for issuance under the Plan pursuant to this Section 5, provided that if a subsequent Award is made under the Plan when the net threshold is exceeded, (A) if such subsequent Award is an Option or SAR, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the number of shares of Common Stock in respect of which such Option or SAR is granted, and (B) if such subsequent Award is a Full Value Award, the number of shares of Common Stock available for issuance under the Plan shall be reduced by four shares of Common Stock for each share of Common Stock in respect of which such Full Value Award is granted.

          (iv) Any shares of Common Stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation or any subsidiary or affiliate thereof or with which the Corporation or any subsidiary or affiliate thereof combines, shall not, unless required by law or regulation, count against the reserve of available shares of Common Stock under the Plan.

     (c) Shares to be Delivered. The source of shares of Common Stock to be delivered by the Corporation under the Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares, treasury shares, or shares acquired on the open market.

6.  AWARD LIMITATIONS.

     Options and SARs may be granted, in the aggregate, to an Eligible Participant with respect to a maximum of 2 million shares of Common Stock during a single Fiscal Year. Full Value Awards may be granted, in the aggregate, to an Eligible Participant, with respect to a maximum of $15 million during a single Fiscal Year; provided that the foregoing dollar limitation shall be applied to an Award that is denominated in shares of Common Stock on the basis of the Fair Market Value of such shares on the date the Award is granted. The maximum Award (excluding Options and SARs) that may be granted to any Eligible Participant for a Performance Period longer than one Fiscal Year shall not exceed the foregoing annual maximum multiplied by the number of full Fiscal Years in the Performance Period.

7.  AWARDS TO ELIGIBLE PARTICIPANTS.

     (a) Options.

     (i) Grants.  Subject to the terms and conditions of the Plan, including
Section 8 hereof, Options may be granted to Eligible Participants. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs shall result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

     (ii) Option Exercise Price. The Option Exercise Price shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation or any subsidiary or affiliate thereof or with which the Corporation or any subsidiary or affiliate thereof combines.

     (iii) Term. The term of each Option shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten years from the date of grant.

     (iv) ISO Limits. ISOs may be granted only to Eligible Participants who are employees of the Corporation (or of any subsidiary corporation (within the meaning of Section 424 of the Code) of the Corporation or any joint venture operation or joint venture partner of the Corporation or its subsidiaries) on the date of grant. The aggregate Fair Market
Value (determined as of the date the ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Corporation (or of any parent or subsidiary corporation (within the meaning of Section 424 of the Code) of the Corporation)) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided that if such limitation is exceeded, any Options on shares of Common Stock in excess of such limitation shall be deemed to be NQSOs. ISOs shall contain such other provisions as the Committee shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Section 422 of the Code. All ISOs must be granted within ten years from the date the Plan was approved by the Corporation's shareholders.

     (v) No Repricing. Except for adjustments made pursuant to Section 10 hereof, the Option Exercise Price under any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new Option with a lower Option Exercise Price without the approval of the Corporation's shareholders.

     (vi) Payment. When an Option is exercised, the Option Exercise Price shall be payable to the Corporation in full:

          (a) In cash or its equivalent;

          (b) By tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the shares that are tendered must have been beneficially owned by the Eligible Participant for at least six months prior to their tender); or

          (c) By a combination of (a) and (b).

     (b) Stock Appreciation Rights.

     (i) Grants.  Subject to the terms and conditions of the Plan, including
Section 8 hereof, SARs may be granted to Eligible Participants. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs shall result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

     (ii) Exercise Price. The exercise price per share of Common Stock covered by a SAR granted pursuant to the Plan shall be equal to or greater than Fair Market Value on the date the SAR was granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation or any subsidiary or affiliate thereof or with which the Corporation or any subsidiary or affiliate thereof combines.

     (iii) Term. The term of each SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten years from the date of grant.

     (iv) No Repricing. Except for adjustments made pursuant to Section 10 hereof, the exercise price under any outstanding SAR granted under the Plan may not be decreased after the date of grant nor may any outstanding SAR granted under the Plan be surrendered to the Corporation as consideration for the grant of a new SAR with a lower exercise price without the approval of the Corporation's shareholders.

     (v) Form of Payment. The Committee may authorize payment of a SAR in the form of cash, Common Stock that (when valued at its Fair Market Value on the date of exercise) has a value equal to such cash amount, a combination thereof, or any other method as the Committee may determine.


     (c) Restricted Shares/Restricted Share Units.

     (i) Grants.  Subject to the terms and conditions of the Plan, including
Section 8 hereof, Restricted Shares or Restricted Share Units, or both, may be granted to Eligible Participants.

     (ii) Restricted Shares. A Restricted Share is an Award of a share of Common Stock that is subject to such restrictions on transfer and such other terms and conditions as the Committee may establish.

     (iii) Restricted Share Units. A Restricted Share Unit is an Award of a contractual right to receive an amount based on the Fair Market Value of a share of Common Stock, subject to such terms and conditions as the Committee may establish. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee. Any person who holds Restricted Share Units shall have no ownership interest in the shares of Common Stock to which such Restricted Share Units relate until and unless payment with respect to such Restricted Share Units is actually made in shares of Common Stock.

     (iv) Terms and Conditions. The Committee shall impose such terms, conditions, and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to the Plan as it may deem advisable including: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit; forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals (as described in Section 7(e)(iii) hereof or otherwise); time-based restrictions on vesting; and/or restrictions under applicable federal or state securities laws. Unless otherwise determined by the Committee, any time-based Restriction Period shall be at least three years. To the extent the Restricted Shares or Restricted Share Units are intended to be deductible under Section 162(m) of the Code, the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in
Section 7(e) hereof.

     (v) Transfer Restrictions. During the Restriction Period, Restricted Shares may not be sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (a) cause "stop transfer" instructions to be issued, and/or (b) cause a legend or legends to be placed on certificates (if any) evidencing such Restricted Shares, as the Committee deems necessary or appropriate. Restricted Share Units may not be sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered at any time.

     (vi) Dividend and Voting Rights. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or distribution rights in respect of such shares, and Participants who hold Restricted Shares shall have the right to vote such shares as the record owners thereof; provided that, unless otherwise determined by the Committee, any dividends or other property payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares lapse. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Share Units shall be credited with Dividend Equivalents in respect of such Restricted Share Units; and unless otherwise determined by the Committee, such Dividend Equivalents shall be immediately converted, in accordance with such terms and conditions as the Committee shall determine, to Restricted Share Units with an initial value equal to the amount of such Dividend Equivalents.

     (vii) Evidence of Interest in Shares. Each Restricted Share issued pursuant to the Plan shall be evidenced by an interest in such Restricted Share registered in the name of the applicable Participant on the books and records of the Corporation or its designee (or by one or more physical certificates if physical certificates are issued with respect to such Restricted Share), subject, in any such case, to the transfer restrictions imposed by Section 7(c)(v) hereof. If a Restricted Share is forfeited in accordance with the restrictions that apply to such Restricted Share, such interest or certificate, as the case may be, shall be canceled. At the end of the Restriction Period that applies to Restricted Shares, the Corporation shall cause the applicable transfer restrictions to be removed with respect to any shares of Common Stock to which such Participant is then entitled. No interest shall be recorded (and no physical certificate shall be issued) with respect to a Restricted Share Unit unless and until such Restricted Share Unit is paid in shares of Common Stock.

     (d) Stock Awards.

     (i) Grants.  Subject to the terms and conditions of the Plan, including
Section 8 hereof, Stock Awards consisting of shares of Common Stock may be granted to Eligible Participants. Stock Awards may be granted either alone or in addition to other Awards made under the Plan.

     (ii) Terms and Conditions. The Committee shall determine the terms and conditions governing each Stock Award. Such terms and conditions may include such restrictions on the transferability of the shares of Common Stock covered by the Stock Award as the Committee, in its discretion, shall determine.

     (e) Performance Shares.

     (i) Grants.  Subject to the terms and conditions of the Plan, including
Section 8 hereof, Performance Shares may be granted to Eligible Participants. Performance Shares may be granted either alone or in addition to other Awards made under the Plan.

     (ii) Performance Goals. Unless otherwise determined by the Committee, Performance Shares shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period. The Performance Period shall be three years, unless otherwise determined by the Committee.

     (iii) Performance Measures. The Performance Measure(s) to be used for purposes of Performance Shares may be described in terms of objectives that are related to the individual Participant or objectives that are Corporation-wide or related to a subsidiary, division, department, region, function or business unit of the Corporation, and may consist of one or more or any combination of the following criteria:

     - Income measures (including gross profit, operating income, earnings before or after taxes, net income, or earnings per share);

     - Return measures (including return on assets, investment, equity, or sales);

     - Cash flow;

     - Costs;

     - Revenue measures; and

     - Stock price (including growth measures and total shareholder return).

The Performance Goals based on these Performance Measures may be expressed either in absolute terms or in relation to the performance of other entities.

     (iv) Negative Discretion. Notwithstanding the achievement of any Performance Goal established under the Plan, the Committee has the discretion to reduce some or all of the Performance Shares that would otherwise be paid to a Participant.

     (v) Extraordinary Events. At any time (or from time to time) after an Award is granted, and to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award under the Performance-Based Exception, the Committee, in its sole discretion, may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes, and other extraordinary and nonrecurring events.

     (vi) Interpretation. With respect to any Award that is intended to satisfy the conditions for the Performance-Based Exception under Section 162(m) of the
Code: (A) the Committee shall interpret the Plan and this Section 7 in light of
Section 162(m) of the Code and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Section 162(m) of the Code and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

8.  AWARDS TO NON-EMPLOYEE DIRECTORS.

     (a) Sole Awards. The only Awards that may be granted to Non-Employee Directors under the Plan shall be the Awards authorized by this Section 8.

     (b) Initial Stock Award. Each newly elected Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board, be granted a Stock Award consisting of 1,000 shares of Common Stock. Any grant of a Stock Award to a newly elected Non-Employee Director for a Fiscal Year pursuant to this Section 8(b) shall be in addition to any Award of Restricted Shares to such newly elected Non-Employee Director for such Fiscal Year that is made in accordance with Section 8(c) hereof.

     (c) Annual Award of Restricted Shares. An Award of Restricted Shares shall be granted to each Non-Employee Director for each Fiscal Year that the Plan is in effect. Each such Award shall be granted as of such date or dates in each Fiscal Year as the Committee shall determine. If a Non-Employee Director is not a member of the Board on the date or dates determined by the Committee in accordance with this Section 8(c) for a Fiscal Year, such Non-Employee Director shall not be entitled to an Award of Restricted Shares for such Fiscal Year pursuant to this Section 8(c); provided that the Committee may (but shall not be required to) determine that an Award of Restricted Shares shall be made to such Non-Employee Director as of a date in such Fiscal Year designated by the Committee. Each annual Award of Restricted Shares to a Non-Employee Director pursuant to this Section 8(c) shall grant the greatest number of shares of Common Stock with an aggregate Fair Market Value (determined as of the date on which such Award is granted) that does not exceed $100,000; provided that if an individual serving as a Non-Employee Director on the date an Award of Restricted Shares is granted for a Fiscal Year pursuant to this Section 8(c) has not served as a Non-Employee Director since the beginning of such Fiscal Year, the Committee may (but shall not be required to) determine that the Award of Restricted Shares to such individual for such Fiscal Year shall be reduced to reflect such individual's partial year of service.

     (d) No Assignment or Transfer. Restricted Shares granted to a Non-Employee Director pursuant to Section 8(c) hereof, and any rights or interests therein, may not be sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered until the earlier of (i) the third anniversary of the date as of which such Restricted Shares were granted or (ii) the Non-Employee Director's death or disability (as determined by the Committee). In order to enforce the limitations imposed upon such Restricted Shares, the Committee may (a) cause "stop transfer" instructions to be issued, and/or (b) cause a legend or legends to be placed on certificates (if any) evidencing such Restricted Shares, as the Committee deems necessary or appropriate.

     (e) No Forfeiture. Restricted Shares granted to a Non-Employee Director pursuant to Section 8(c) hereof, and any rights or interests therein, shall be vested and nonforfeitable at all times. The only restrictions imposed by the Plan on such Restricted Shares shall be the transfer restrictions set forth in
Section 8(d) hereof.

     (f) Dividend and Voting Rights. During the Restriction Period, Participants who hold Restricted Shares granted pursuant to Section 8(c) hereof shall have the right to receive dividends in cash or other property or distribution rights in respect of such Restricted Shares, and shall have the right to vote such Restricted Shares as the record owners thereof; provided that any securities of the Corporation that are distributed to a Participant during the Restriction Period by reason of such Participant's holding of Restricted Shares shall be subject to the same transfer restrictions that apply to such Restricted Shares, and the transfer restrictions on such securities shall lapse only when the transfer restrictions that apply to such Restricted Shares lapse.

     (g) Evidence of Interest in Shares. Each Restricted Share issued pursuant to Section 8(c) hereof shall be evidenced by an interest in such Restricted Share registered in the name of the applicable Participant on the books and records of the Corporation or its designee (or by a physical certificate if such a certificate is issued with respect to such Restricted Share), subject, in any such case, to the transfer restrictions imposed by Section 8(d) hereof. At the end of the Restriction Period that applies to Restricted Shares, the Corporation shall cause the applicable transfer restrictions to be removed with respect to the shares of Common Stock to which such Participant is then entitled.

9.  DEFERRED PAYMENTS AND NO DEFERRAL OF OPTION OR SAR GAINS.

     Subject to the terms and conditions of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. Notwithstanding the foregoing, deferral of Option or SAR gains shall not be permitted under the Plan.

10.  DILUTION AND OTHER ADJUSTMENTS.

     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination, or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee shall make such adjustments in the class and aggregate number of shares that may be delivered under the Plan as described in Section 5 hereof, the individual Award maximums under Section 6 hereof, individual Awards under Section 8(b) hereof, the class, number, and Option Exercise Price of outstanding Options, the class, number, and exercise price of outstanding SARs, and the class and number of shares subject to any other Awards granted under the Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Awards covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan.

11.  MISCELLANEOUS PROVISIONS.

     (a) Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until interests in, or certificates evidencing, shares of Common Stock are issued to the Participant.

     (b) No Loans. No loans from the Corporation or any of its subsidiaries or affiliates to Participants shall be permitted in connection with the Plan.

     (c) No Assignment or Transfer. No Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution, and all Awards under the Plan shall be exercisable, during the Participant's lifetime, only by the Participant. Once awarded, the shares of Common Stock (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged, or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act of 1933, Section 16 of the Securities Exchange Act of 1934, and the Corporation's Insider Trading policy, as such policy may be amended from time to time.

     (d) Withholding Taxes. The Corporation shall have the right to deduct from all Awards paid in cash (and any other payment hereunder) any federal, state, local, or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in shares of Common Stock or upon the exercise of Options, to require the payment (through withholding from the Participant's salary or otherwise) of any such taxes. Subject to the approval of the Committee, with respect to any withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Shares, or upon any other taxable event arising as a result of Awards granted hereunder, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold shares of Common Stock having a Fair Market Value on the date as of which the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction. All such elections shall be irrevocable and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

     (e) Currency and Other Restrictions. The obligations of the Corporation to make delivery of Awards in cash or Common Stock shall be subject to currency and other restrictions imposed by any government.

     (f) No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Corporation or any of its subsidiaries or affiliates, and the Plan shall not interfere with or limit in any way the right of the Corporation or any of its subsidiaries or affiliates to terminate any person's employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award shall be exclusively governed by the terms and conditions of the Plan, including the right reserved by the Corporation to amend or cancel the Plan at any time without the Corporation incurring liability to the Participant (except, to the extent that the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under the Plan to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments, and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of Options and shares of Common Stock and the exercise of Options, including currency and exchange laws, rules, and regulations.

     (g) Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant with the Corporation or its designee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

     (h) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Corporation and shall not be charged to any Award or to any Participant.

     (i) Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.


     (j) Funding of Plan. The Corporation shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan.

     (k) Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

     (l) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein shall include the masculine, and the plural shall include the singular and the singular shall include the plural.

     (m) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     (n) Requirements of Law. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     (o) Rules of Construction. Whenever any provision of the Plan refers to any law, rule, or regulation, such provision shall be deemed to refer to the law, rule, or regulation currently in effect and, when and if such law, rule, or regulation is subsequently amended or replaced, to the amended or successor law, rule, or regulation. The term "including" shall be deemed to include the words "including without limitation."

12.  EFFECTIVE DATE, GOVERNING LAW, AMENDMENTS, AND TERMINATION.

     (a) Effective Date. The Plan was approved by the Board on February 14, 2005, subject to the approval of the Corporation's shareholders, and shall become effective on the date it is approved by the Corporation's shareholders.

     (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of the Code (and the regulations thereunder) pertaining to the deferral of compensation) or the rules and regulations of any stock exchange on which Common Stock is listed or quoted. Notwithstanding the foregoing, unless the Corporation's shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would (i) increase the maximum number of shares of Common Stock that may be delivered under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof),
(ii) extend the maximum period during which Awards may be granted under the Plan, (iii) add to the types of awards that may be made under the Plan, (iv) change the Performance Measures pursuant to which Performance Shares are earned,
(v) modify the requirements as to eligibility for participation in the Plan, or
(vi) require shareholder approval pursuant to the Plan, applicable law, or the rules of the principal securities exchange on which shares of Common Stock are traded in order to be effective.

     (c) Governing Law. All questions pertaining to the construction, interpretation, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law.

     (d) Termination. No Awards shall be made under the Plan after the tenth anniversary of the date on which the Corporation's shareholders approve the Plan.